Exhibit 3.1

CERTIFICATE OF FORMATION

OF

ZAYO GROUP, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the “Delaware Limited Liability Company Act”) hereby certifies that:

ARTICLE I

NAME

The name of the limited liability company is Zayo Group, LLC (the “Company”).

ARTICLE II

INITIAL REGISTERED OFFICE AND REGISTERED AGENT

The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle.

IN WITNESS WHEREOF, the undersigned authorized agent of the Company has executed this Certificate of Formation as of the 15th day of February, 2008.

By:	/s/ Scott E. Beer
Authorized Person

Name:	Scott E. Beer